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                       November 22, 2022

       Oddone Incisa
       Chief Financial Officer
       CNH Industrial N.V.
       25 St. James   s Street
       London SW1A 1HA
       United Kingdom

                                                        Re: CNH Industrial N.V.
                                                            Form 20-F for the
fiscal year ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-36085

       Dear Oddone Incisa:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology
       cc:                                              Roberto Russo